Exhibit 10.9
POST HOLDINGS, INC.
SUPPLEMENTAL RETIREMENT PLAN
Effective January 1, 2012
PREAMBLE
     Ralcorp Holdings, Inc. (“Ralcorp”) maintained the Ralcorp Holdings, Inc. Supplemental Retirement Plan (the “Ralcorp Plan”). Ralcorp intends to distribute on a pro rata basis to the holders of Ralcorp common stock at least 80% of the outstanding shares of Post Holdings, Inc. (the “Company”) common stock owned by Ralcorp (“Spin-Off”). The Company hereby adopts the Post Holdings, Inc. Plan effective January 1, 2012 (Effective Date”), subject to the completion of the Spin-Off.
     As of the Spin-Off, accrued benefits of the Company’s employees and former employees under the Ralcorp Plan are converted into accrued benefits under this Plan upon terms and conditions approved by the Committee, and the Company is responsible under this Plan for the payment of all liabilities and obligations for benefits unpaid with respect to all such transferred benefits.
     The Plan as set out herein is intended to meet the requirements of section 409A of the Code for deferrals after December 31, 2004. The Plan is not intended to be a material modification of the plan with respect to benefits earned and vested prior to January 1, 2005, which shall remain subject to the provisions of the applicable plan in effect as of October 3, 2004.
ARTICLE I
DEFINITIONS
     1.1 “AFFILIATED COMPANY” means Post Holdings, Inc., those domestic corporations in which Post Holdings, Inc. owns directly or indirectly more than 50% of the voting stock, or any other entity so designated by the Committee.
     1.2 “BENEFICIARY” means:
     (a) with respect to benefits payable pursuant to Sections 3.1(a)(i) or (b):
     (i) any person (including a trust) designated pursuant to the terms of the Retirement Plan to receive benefits under the terms of the Retirement Plan as a result of an Employee’s death; or
     (ii) if there is no such Beneficiary at the time benefits payable pursuant to Section 3.1(a)(i) commence, the person or persons, including a trust, designated by the Employee on a beneficiary designation form provided for this Plan (and if no such Beneficiary survives the Employee, then the Employee’s estate); and
     (b) with respect to benefits payable pursuant to Article Four, the person or persons, including a spouse or a trust, designated by the Employee on a beneficiary designation form provided for this Plan; and if no such Beneficiary survives the Employee, then the Employee’s estate. For this purpose, a beneficiary designation, if any, in effect under the Ralcorp Plan immediately prior to the Spin-Off (as defined in the Preamble) with respect to Employees listed on Appendix B shall be recognized under this Plan and shall be deemed the Employee’s valid beneficiary designation hereunder, subject to permitted changes in accordance with Plan procedures.
     1.3 “CODE” means the Internal Revenue Code of 1986, as amended.
     1.4 “COMMITTEE” means the Corporate Governance and Compensation Committee of the Board of Directors of Post Holdings, Inc.
     1.5 “COMPANY” or “POST” means Post Holdings, Inc.
     1.6 “COMPENSATION” means compensation included for purposes of computation of benefits pursuant to the Retirement Plan.
     1.7 “DEFERRAL OF COMPENSATION” means a deferral of Compensation by an Employee pursuant to the terms of the plans or programs listed in Appendix A attached hereto, as such Appendix may be amended from time to time at the sole discretion of the Committee or its designees and shall be treated under the Plan as irrevocable for the Employee’s taxable year.
     1.8 “EMPLOYEE” means a person employed by any of the Affiliated Companies who is one of a select group of management or highly-compensated employees, and who is designated by the Committee as eligible to participate in the Plan. In addition, Employee means any current or former employee of the Company or its subsidiaries whose name is listed on Appendix B hereto, to the extent accrued benefits under the Ralcorp Plan were converted into accrued benefits under this Plan on behalf of such individual.
     1.9 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     1.10 “PLAN” means the Post Holdings, Inc. Supplemental Retirement Plan.
     1.11 “RALCORP PLAN” means the Ralcorp Holdings, Inc. Supplemental Retirement Plan in effect immediately prior to the Spin-Off.

     1.12 “RETIREMENT” means Separation from Service on or after becoming eligible to receive benefits pursuant to an election under the Retirement Plan.
     1.13 “RETIREMENT PLAN” means the Post Holdings, Inc. Retirement Plan or any successor plan.
     1.14 “SECTION 415 LIMITATION” means the limitation, imposed by section 415 of the Code, on the amount of retirement benefits payable from a qualified retirement plan to a participant in such plan.
     1.15 “SEPARATION FROM SERVICE” means the date an Employee separates from service within the meaning of Code section 409A. Generally, an Employee separates from service if the Employee dies, retires, or otherwise has a termination of employment with the Company, determined in accordance with the following:
     (a) Leaves of Absence. The employment relationship is treated as continuing intact while the Employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or, if longer, so long as the Employee retains a right to reemployment with the Company under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform services for the Company. If the period of leave exceeds six (6) months and the Employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six (6)-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29)-month period of absence shall be substituted for such six (6)-month period.
     (b) Dual Status. Generally, if an Employee performs services both as an employee and an independent contractor, such Employee must separate from service both as an employee, and as an independent contractor pursuant to standards set forth in Treasury Regulations, to be treated as having a Separation from Service. However, if an Employee provides services to the Company as an employee and as a member of the board of directors, and if any plan in which such person participates as a board member is not aggregated with this Plan pursuant to Treasury Regulations section 1.409A-1(c)(2)(ii), then the services provided as a director are not taken into account in determining whether the Employee has a Separation from Service as an employee for purposes of this Plan.

     (c) Termination of Employment. Whether a termination of employment has occurred is determined on whether the facts an circumstances indicate that the Company and the Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Employee would perform after such date (whether as an employee or as an independent contractor, except as provided in section 1.14(b) would permanently decrease to no more than twenty (20) percent of the average level of bona fide services performed (whether as an employee or an independent contractor, except as provided in section 1.14(b) over the immediately preceding thirty-six (36)-month period (or the full period of services to the Company if the Employee has been providing services to the Company less than thirty-six (36) months). For periods during which an Employee is on a paid bona fide leave of absence and has not otherwise terminated employment as described above, for purposes of this paragraph (c), the Employee is treated as providing bona fide services at a level equal to the level of services that the Employee would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which an Employee is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this section (c) (including for purposes of determining the applicable thirty-six (36)-month (or shorter) period). For the avoidance of doubt, no Employee shall be treated as incurring a Separation from Service, termination of employment, retirement, or other similar event for purposes of determining the right to distribution, vesting, benefits, or any other purpose under the Plan as a result of the Spin-Off.
     (d) Service with Related Companies. For purposes of determining whether a Separation from Service has occurred, the “Company” shall include the Company or an Affiliated Company, as applicable, and any other entity that is aggregated with the Company or such Affiliated Company pursuant to Code section 414(b) or (c).
     1.16 “SUPPLEMENTAL RETIREMENT AWARD” (“SRA”) means a retirement benefit awarded pursuant to Article Four of the Plan.
     1.17 “SUPPLEMENTAL RETIREMENT BENEFITS” means benefits payable pursuant to Article Three of the Plan.
ARTICLE II
ELIGIBILITY
     2.1 SUPPLEMENTAL RETIREMENT BENEFITS. Any Employee who is designated by the Committee as eligible shall be eligible to accrue Supplemental Retirement Benefits as described in Article Three in the event that such Employee’s retirement benefits accrued pursuant to the Retirement Plan are less than they would be due to the following factors:

     (a) the Employee’s making a Deferral of Compensation
     (b) the Section 415 Limitation; and/or
     (c) the Compensation limitations imposed by Code section 401(a)(17).
     Such factors shall collectively be known as the Benefit Limitations.
     2.2 SUPPLEMENTAL RETIREMENT AWARDS. An Employee designated by the Committee as eligible shall be eligible for a Supplemental Retirement Award (“SRA”) as described in Article Four if:
     (a) he or she is a Corporate Officer of Post and an SRA for such Employee is approved by the Committee; or
     (b) he or she is not a Corporate Officer of Post and an SRA with a present value in excess of $200,000 (as determined for pension expense purposes of the Affiliated Companies) has been approved for such Employee by the Committee; or
     (c) he or she is not a Corporate Officer of Post and an SRA with a present value of $200,000 or less (as determined for pension expense purposes of the Affiliated Companies) has been approved for such Employee by a Chief Executive Officer of Post.
     2.3 LIMITATION. Notwithstanding anything to the contrary, no person shall become an eligible Employee or otherwise accrue a benefit hereunder after the Spin-Off, except to the extent determined by the Committee.
ARTICLE III
SUPPLEMENTAL RETIREMENT BENEFITS
     3.1 AMOUNT AND FORM OF EMPLOYEE’S BENEFIT. Any Employee who meets the eligibility requirements of Section 2.1 and is otherwise designated by the Committee as eligible shall be entitled to receive a Supplemental Retirement Benefit which shall be equal in value to the additional benefit which such Employee would have received pursuant to the Retirement Plan with respect to service performed after the Spin-Off (determined, if Subsection (a) is applicable, as of the date provided in Subsection (a), regardless of whether payment of benefits under the Retirement Plan actually begins on such date) but for the Benefit Limitations. In addition, an Employee whose name is listed on Appendix B hereto shall be entitled to receive a Supplemental Retirement Benefit which shall be equal in value to the supplemental retirement benefit determined with respect to such Employee under the Ralcorp Plan as in effect on the Spin-Off.

     (a) Default Form of Payment. The amounts payable pursuant to this Section 3.1 shall be paid monthly beginning on the later of (1) the first day of the month coinciding with or immediately following the Employee’s Separation from Service, or (2) the first day of the month nearest the date on which the Employee attains age 55 (and, if an Employee’s birthday is equally near the first days of two months, the first day of the month in which such birthday occurs), in the form of:
     (i) if the Employee is unmarried at the time of commencement of payment, a five-year certain life annuity, under which monthly payments shall be made to the Employee until his or her death and, if the Employee dies before receiving 60 months payments, monthly payments shall continue after the Employee’s death to his or her Beneficiary until an aggregate of 60 monthly payments have been made. If the death of the Employee and the Beneficiary shall both occur before an aggregate of 60 monthly payments have been made, the commuted value of the remaining payments shall be paid to the estate of the last to die. If an Employee dies on a monthly payment date, the payment due shall be paid to the Beneficiary; or
     (ii) if the Employee is married at the time of commencement of payment, a 50% contingent annuitant life benefit with his or her spouse as contingent annuitant, under which a reduced amount, determined in accordance with the applicable factors under the Retirement Plan, shall be paid to the Employee until the Employee’s death and, if the spouse survives the Employee, monthly payments equal to 50% of the amount payable to the Employee shall continue to the spouse until his or her death;
subject to the Employee’s election of a different form of payment in accordance with (b) below.
     (b) Change in Form of Annuity. If an Employee elects a form of payment under the Retirement Plan that is different from the default form of payment described in (a) above, payment under this Plan shall be in the same form as the elected form under the Retirement Plan, provided that:
     (i) the elected form of payment is a “life annuity” within the meaning of Section 1.409A-2(b)(2)(ii) of the Treasury Regulations, or any successor provision;
     (ii) the elected form of life annuity has the same starting payment date as the default life annuity;

     (iii) the elected form of life annuity is actuarially equivalent to the default life annuity applying reasonable actuarial methods and assumptions; and
     (iv) the election is received by the Committee in accordance with Committee policies and procedures before any annuity payment has been made.
     3.2 DEATH BENEFIT. In the event of a married Employee’s death prior to the commencement of payment under Section 3.1, and provided that such Employee had been legally and continuously married to his or her spouse for at least one year on the date of his or her death, such Employee’s surviving spouse shall receive Supplemental Retirement Benefits equal in amount to the additional monthly benefit which such spouse would have received from the Retirement Plan but for the Benefit Limitations. Such Supplemental Retirement Benefits shall be payable beginning on the first day of the month following the later of the death of the Employee or the date the Employee would have attained age 55 and shall continue to the spouse until the first day of the month immediately preceding or coinciding with the death of the spouse. If the spouse receives monthly benefits under the Retirement Plan prior to the date the Employee would have attained age 55, Supplemental Retirement Benefits attributable to such monthly benefits shall be payable on the first day of the month following the date the Employee would have attained age 55. If an Employee dies prior to the commencement of payment under Section 3.1 and he or she is not married (or has not been legally and continuously married for a period of at least one year), then no Supplemental Retirement Benefits will be paid under the Plan.
     3.3 LUMP SUM PAYMENTS. In lieu of monthly installment payments described in Section 3.1 and 3.2, the Employee (or, in the event of the Employee’s death, his or her spouse) shall be paid on the sixtieth day after Retirement or the death of the Employee, as applicable, Supplemental Retirement Benefits in the form of a single lump-sum distribution equal in amount to the present value of the right to receive such Supplemental Retirement Benefits on a monthly basis, but only in the event that such monthly benefit payment is less than $100 and the present value of the Supplemental Retirement Benefit does not exceed the applicable dollar amount under Code section 402(g). The present value shall be determined using the applicable mortality table and applicable interest rate utilized in the Retirement Plan to determine the present value of lump-sum cash distributions pursuant to Code section 417.

ARTICLE IV
SUPPLEMENTAL RETIREMENT AWARDS
     4.1 AMOUNT AND FORM OF EMPLOYEE’S BENEFIT. An Employee who meets the eligibility requirements of Section 2.2 and is otherwise designated by the Committee as eligible shall be entitled to receive an SRA in the amount, if any, approved by the Committee or a Chief Executive Officer of Post, as applicable.
     The SRA shall be payable to the Employee in equal monthly installments for the lifetime of the Employee beginning at his or her Retirement at age 62 or later, subject to reduction, change in form of payment or forfeiture for Retirement before age 62 or termination of employment as described in Section 4.2.
     4.2 REDUCTION, CHANGE IN FORM OF PAYMENT OR FORFEITURE. A reduced amount of the SRA shall be payable to an Employee in equal monthly installments for the lifetime of the Employee beginning at his or her Retirement at or after age 55. The monthly benefit otherwise payable to the Employee at his or her Retirement at age 62 or later shall be reduced by 5/12% for each month or fraction thereof by which the Employee’s Retirement at or after age 55 precedes the Employee’s sixty-second birthday, to a maximum reduction of 35% at age 55. If the Employee’s Retirement does not occur until age 62 or later, the SRA shall be paid with no reduction for early retirement. The SRA shall not be increased if the Employee’s Retirement occurs after age 62.
     If the Employee’s Separation from Service occurs:
     (a) prior to age 55 due to voluntary termination of employment, whether by Retirement or other termination; or
     (b) at any time due to termination of employment for cause;
no benefit shall be payable under this Article Four of the Plan either to the Employee or to his or her Beneficiaries. If the Employee’s Separation from Service occurs prior to age 55 due to involuntary termination of employment other than for cause, within 90 days after the date of such Separation from Service he or she will be paid a lump sum equal to the Minimum Benefit described in Section 4.3 in lieu of the SRA described in Sections 4.1 and 4.2. For purposes of this Section 4.2, termination of employment for cause means an Employee’s termination of employment with an Affiliated Company because the Employee willfully engaged in gross misconduct; provided, however, that a termination of employment for cause shall not include a termination attributable to (i) poor work performance, bad judgment or negligence on the part of the Employee, or (ii) an act or omission reasonably believed by the Employee in good faith to have been in or not opposed to the best interests of his or her employer and reasonably believed by the Employee to be lawful.

     4.3 MINIMUM BENEFIT. If an Employee should die before commencement of payment of the SRA described in Sections 4.1 or 4.2, within 90 days after the date of his or her death the Employee’s Beneficiary shall be paid a lump sum in cash equal to the Minimum Benefit approved by the Committee or a Chief Executive Officer of Post at the time the SRA was approved. The Beneficiary shall be designated by the Employee on a beneficiary designation form provided in connection with this Plan. If no such Beneficiary has been designated on a form received the Employee Benefits Department of Post, or if no such Beneficiary survives the Employee, then the Minimum Benefit shall be paid to the Employee’s estate.
     If the Employee dies after payment of the SRA described in Sections 4.1 or 4.2 has commenced, but before an amount equal to the Minimum Benefit has been paid, then within 90 days after the date of the Employee’s death the Beneficiary shall be paid a lump sum in cash equal to the difference between the Minimum Benefit and the amount of the SRA paid prior to the Employee’s death.
     4.4 CALCULATION OF MINIMUM BENEFIT. The Minimum Benefit shall be a lump sum equal to the present value of the SRA described in Section 4.1 as if it were payable beginning at the Employee’s age 65. Except in unusual circumstances approved by the Committee or a Chief Executive Officer at the time an SRA is approved, the present value of the Minimum Benefit shall be calculated by using the discount rate utilized by Post calculating pension expense for financial accounting purposes as of the date the Award is approved. The present value shall also be based on mortality assumptions used in qualified defined benefit plans of the Affiliated Companies for their United States employees and certain other assumptions deemed reasonable by Post.
     4.5 TOTAL AND PERMANENT DISABILITY. If an Employee becomes totally and permanently disabled at or after age 55, payment of the SRA shall commence in equal monthly installments for the lifetime of the Employee at the time the finding of disability is made. Reduction factors described in Section 4.2 for Retirement at or after age 55 shall apply. If an Employee becomes totally and permanently disabled before age 55, the Minimum Benefit shall be paid to the Employee upon the Employee’s Separation from Service. An Employee shall be considered to be “totally and permanently disabled” if the Employee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than six (6) months under the Company’s long term disability plan, or has been determined by the Social Security Administration to be disabled.

ARTICLE V
PLAN ADMINISTRATION
     5.1 POWERS OF THE COMMITTEE. In carrying out its duties with respect to the general administration of the Plan, the Committee has, in addition to any other powers conferred by the Plan or by law, the following powers:
     (a) to determine all questions relating to eligibility to participate in the Plan;
     (b) to compute and certify to an appropriate party the amount and kind of distributions payable to Employees and their spouses or Beneficiaries;
     (c) to maintain all records necessary for the administration of the Plan that are not maintained by any recordkeeper;
     (d) to interpret the provisions of the Plan and to make and publish such rules for the administration of the Plan as are not inconsistent with the terms thereof;
     (e) to establish and modify the method of accounting for the Plan;
     (f) to employ counsel, accountants and other consultants to aid in exercising its powers and carrying out its duties hereunder; and
     (g) to perform any other acts necessary and proper for the administration of the Plan.
     The Committee shall have full and complete discretionary authority to construe and interpret provisions of the Plan and to determine an Employee’s eligibility for benefits on a uniform, nondiscriminatory basis in similar fact situations.
     5.2 INDEMNIFICATION
     (a) Indemnification of Members of the Committee by the Company. The Company agrees to indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his or her action or failure to act in such capacity, excepting only expenses and liability arising out of his or her own willful misconduct or gross negligence. This right of indemnification is in addition to any other rights to which any member of the Committee may be entitled.
     (b) Liabilities for Which Members of the Committee Are Indemnified. Liabilities and expenses against which a member of the Committee is indemnified hereunder include, without limitation, the amount of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought against him or the settlement thereof.
     (c) Company’s Right to Settle Claims. The Company may, at its own expense, settle any claim asserted or proceeding brought against any member of the Committee when such settlement appears to be in the best interests of the Company.
     5.3 CLAIMS PROCEDURE. An Employee, the Employee’s spouse or Beneficiary or other person who feels he or she is entitled to a benefit or right provided under the Plan (hereinafter referred to as “Claimant”) may make a claim, i.e., a request for benefits under this Plan, pursuant to the Committee’s procedures.
     (a) Company Action. The Company shall, within 90 days after its receipt of such claim, make its determination. However, if special circumstances require an extension of time for processing the claim, the Company shall furnish the Claimant, within 90 days after its receipt of such claim, written notification of the extension explaining the circumstances requiring such extension and the date that it is anticipated that such written statement will be furnished, and shall provide such Claimant with its determination not later than 180 days after receipt of the Claimant’s claim.
In the event the claim is denied, the Company shall provide such Claimant a written statement of the Adverse Benefit Determination, as defined in Subsection (d) below. The notice of Adverse Benefit Determination shall be delivered or mailed to the Claimant by certified or registered mail to his or her last known address, which statement shall contain the following:
     (i) the specific reason or reasons for Adverse Benefit Determination;
     (ii) a reference to the specific provisions of the Plan upon which the Adverse Benefit Determination is based;
     (iii) a description of any additional material or information that is necessary for the Claimant to perfect the claim;
     (iv) an explanation of why that material or information is necessary; and
     (v) an explanation of the review procedure provided below, including applicable time limits and a notice of a Claimant’s rights to bring a legal action under ERISA after an Adverse Benefit Determination on appeal.

     (b) Procedures for Appealing an Adverse Benefit Determination. Within 60 days after receipt of a notice of an Adverse Benefit Determination as provided above, if the Claimant disagrees with the Adverse Benefit Determination, the Claimant, or his or her authorized representative, may request, in writing, that the Committee review his or her claim and may request to appear before the Committee for such review. If the Claimant does not request a review of the Adverse Benefit Determination within such 60 day period, he or she shall be barred and estopped from appealing the Company’s Adverse Benefit Determination. Any appeal shall be filed with the committee at the address prescribed by the Committee, and it shall be considered filed on the date it is received by the addressee. In deciding any appeal, the Committee shall act in its capacity as a named fiduciary.
     The Claimant shall have the rights to:
     (i) submit written comments, documents, records and other information relating to the claim for benefits;
     (ii) request, free of charge, reasonable access to, and copies of all documents, records and other information relevant to his or her claim for benefits.
     (c) Response on Appeal. Within 60 days after receipt by the Committee of a written application for review of a Claimant’s claim, the Committee shall notify the Claimant of its decision by delivery or by certified or registered mail to his or her last known address; provided, however, in the event that special circumstances require an extension of time for processing such application, the Committee shall so notify the Claimant of its decision not later than 120 days after receipt of such application.
               In the event the Committee’s decision on appeal is adverse to the Claimant, the Committee shall issue a written notice of an Adverse Benefit Determination on Appeal that will contain all of the following information, in a manner calculated to be understood by the Claimant:
     (i) the specific reason(s) for the Adverse Benefit Determination on Appeal:
     (ii) reference to specific plan provisions on which the benefit determination is based;
     (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits; and a statement of the Claimant’s right to bring an action under ERISA Section 502(a).

     (d) Definition. As used herein, the term “Adverse Benefit Determination” shall mean a determination that results in any of the following: the denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of the Claimant’s eligibility to participate in the Plan.
     (e) A Claimant may bring a legal action with respect to a claim only if (i) all procedures described above have been exhausted, and (ii) the action is commenced within ninety (90) days after a decision on review is furnished. In light of the Company’s substantial contacts with the State of Missouri, the fact that the Company is headquartered in St. Louis, Missouri, and the Company’s establishment of, and the Committee’s maintenance of, this Plan in Missouri, any legal action brought by a Claimant shall be filed and conducted exclusively in the federal courts in the Eastern District of Missouri.
     5.4 EXPENSES. All expenses of the Committee with respect to the Plan shall be paid by the Company.
     5.5 CONCLUSIVENESS OF ACTION. Any action on matters within the discretion of the Committee will be conclusive, final and binding upon all Employees and upon all persons claiming any rights under the Plan, including the Employee’s spouse and Beneficiaries.
ARTICLE VI
MISCELLANEOUS
     6.1 OBLIGATIONS UNFUNDED. All benefits due an Employee or the Employee’s spouse or Beneficiary pursuant to the Plan are unfunded and unsecured and are payable out of the general funds of the Affiliated Companies. The Affiliated Companies shall make no provision for the funding or insuring of any benefits payable hereunder. In the event that an Affiliated Company shall decide to establish an advance accrual reserve on its books against the future expense of payments made hereunder, such reserve shall not under any circumstances be deemed to be an asset of the Plan, nor a source of payment of any claims under the Plan but at all times shall remain a part of the general assets of the Affiliated Company, and shall be subject to the claims of its creditors.
     Post may, in its sole and absolute discretion, establish a grantor trust for the payment of benefits hereunder, the assets of which shall be at all times subject to the claims of creditors of Post, as provided for in such trust, provided that such trust does not alter the characterizations of the Plan as an unfunded plan for purposes of ERISA. Such trust shall make distributions in accordance with the terms of the Plan.

     6.2 EXCESS BENEFIT PLAN. The portion of the Plan relating to Supplemental Retirement Benefits payable on account of the Section 415 Limitations constitutes an excess benefit plan as defined in Section 3(36) of ERISA.
     6.3 NO RIGHT TO CONTINUED EMPLOYMENT. Neither the establishment of the Plan nor the payment of any benefits thereunder nor any action of the Affiliated Companies shall be held or construed to confer upon any person any legal right to be continued in the employ of any Affiliated Company.
     6.4 POWER TO AMEND OR TERMINATE. The Board of Directors of Post, the Committee and their delegates are each empowered to amend, modify or terminate this Plan at any time, except that no amendment, modification or termination may reduce or otherwise detrimentally affect benefits payable under this Plan to an Employee or his or her spouse or Beneficiary without regard to such amendment unless the Employee (or spouse or Beneficiary, if the Employee is deceased) consents to such change. Any amendment made to this Plan shall be in accordance with Code section 409A and the regulations thereunder, and may not materially modify the Plan with respect to benefits earned and vested prior to January 1, 2005. Notwithstanding the foregoing, Appendix A may be amended prospectively without the consent of any Employee, spouse or Beneficiary and such amendment shall apply to Deferrals of Compensation made after the effective date of such amendment.
     6.5 BENEFITS UPON DIVESTITURE OR OTHER DISPOSITION OF BUSINESS. In the event that, as a result of a sale of stock or assets or another transaction by which all or part of an Affiliated Company ceases to be an affiliate of Post, an Employee’s employment with an Affiliated Company is terminated or his or her employer is no longer an Affiliated Company, Post reserves the right to offset against any Supplemental Retirement Benefits, otherwise payable to such Employee or his or her spouse or Beneficiary, retirement benefits payable to such Employee or his or her spouse or Beneficiary from any pension or retirement plan of such purchaser, its affiliate or successor (“Purchaser”) after consummation of such sale to the extent such benefits duplicate the benefits payable under this Plan. Post also reserves the right to assign its rights and obligations pursuant to this Plan and, upon the assumption of such rights and obligations by a third party, Post shall guarantee the payment of such transferred obligations in the event that the assignee fails to pay them.
     6.6 TRANSFERABILITY OF BENEFITS. The Employee’s right to receive payment of benefits under this Plan shall not be transferred, assigned or pledged except by beneficiary designation, by will or pursuant to the laws of descent and distribution.
     6.7 ANTICIPATION OF BENEFITS. An Employee shall have a claim upon an Affiliated Company only to the extent of the monthly payments, if any, due such Employee up to and including the then current month, and the Employee shall not have a claim against any Affiliated Company for any subsequent monthly payment unless and until such payments shall become due and payable.

     6.8 TAXES. Any taxes required to be withheld under applicable federal, state or local tax laws or regulations may be withheld from any payment due hereunder.
     6.9 MISSOURI LAW TO GOVERN. Except to the extent preempted by federal law, all questions pertaining to the interpretation, construction, administration, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Missouri without giving effect to the conflict of laws provisions thereof.
     6.10 HEADINGS. Headings of Articles and sections of the Plan are inserted for convenience of reference, and constitute no part of the Plan.
     6.11 GENDER. The use of masculine pronouns herein shall be deemed to include both males and females.
     6.12 RELEASE OF LIABILITY. By participating in the Plan, each Employee and his or her spouse or Beneficiary automatically releases Post, its employees, the Committee, the Board of Directors of Post and each member of such Board from any liability due to any failure to follow the requirements of Code section 409A, unless such failure was the result of an action or failure to act that was undertaken by Post in bad faith. Further by participating in the Plan, each Employee and Beneficiary automatically (1) releases Ralcorp, its employees, the Corporate Governance and Compensation Committee of the Board of Directors of Ralcorp Holdings, Inc., the Board of Directors of Ralcorp and each member of such Board of Directors, from any and all liabilities in connection with the Ralcorp Plan and this Plan, (2) agrees to the assignment and transfer of the rights, benefits, obligations, and other liabilities pursuant to the Ralcorp Plan to Post and this Plan, and (3) agrees that Ralcorp shall not guarantee the payment of such transferred rights, benefits, obligations and other liabilities in the event that Post fails to pay them or otherwise.
     6.13 PAYMENTS TO SPECIFIED EMPLOYEE. Notwithstanding any provision of the Plan to the contrary, if an Employee is a “Specified Employee” within the meaning of section 409A of the Code, no portion of his or her benefit shall be distributed on account of a Separation from Service before the earlier of (a) the date which is six (6) months after the date of Separation from Service, or (b) the date of death of the Employee. Amounts that would have been paid during the delay will be paid on the first business day following the end of the six month delay. The Company’s Specified Employees shall be determined in accordance with the special rules for spin-offs under Treas. Reg. Section 1.409A-1(i)(6)(iii), or any successor thereto, for the period indicated in such regulation.
     6.14 409A COMPLIANCE. If any provision of the Plan is determined not to comply with Code section 409A, the non-compliant provisions shall be interpreted and applied in a manner that complies with Code section 409A and implements the intent of the Plan as closely as possible.

APPENDIX A
POST HOLDINGS, INC.
SUPPLEMENTAL RETIREMENT PLAN
Deferred Compensation Plan for Key Employees
Post Holdings, Inc. Executive Savings Investment Plan